Exhibit 10.4
Execution Version
SERVICES AGREEMENT
     This SERVICES AGREEMENT is entered into as of the 19th day of July, 2011 (the “Effective Date”), by and between OILTANKING PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), OTLP GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), OILTANKING BEAUMONT SPECIALTY PRODUCTS, LLC, a Texas limited liability company (“Specialty Products”), and OILTANKING NORTH AMERICA, LLC, a Delaware limited liability company (“OTNA”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
     WHEREAS, the Partnership Group (as hereinafter defined) desires to obtain certain services from OTNA and OTNA desires to provide certain services to the Partnership Group;
     NOW, THEREFORE, in consideration of the premises and covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     For purposes of this Agreement, the following terms shall have the following meanings:
     “Administrative Representative(s)” has the meaning given such term in Section 6.15(a).
     “Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning. Without limiting the generality of the foregoing, it is agreed that any Person that owns or controls, directly or indirectly, 50% or more of the voting securities of another Person shall be deemed for purposes of this Agreement to control such other Person.
     “Arbitration Award” has the meaning given such term in Section 6.12.
     “Base CPI” has the meaning given such term in Section 2.1(d)(i).
     “Business” has the meaning given such term in Section 2.1(a).
     “Cause” has the meaning given such term in the Partnership Agreement.

     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:
     (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person;
     (b) the dissolution or liquidation of the Applicable Person;
     (c) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where:
          (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent; and
          (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and
     (d) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (c) above.
     “Closing Date” means the date of the closing of the initial public offering of common units of the Partnership.
     “Conflicts Committee” has the meaning given such term in the Partnership Agreement.
     “CPI” has the meaning given such term in Section 2.1(d)(i).
     “Damages” has the meaning given such term in Section 5.1.
     “Discussion Date” has the meaning given such term in Section 6.16.
     “Effective Date” has the meaning given such term in the preamble to this Agreement.
     “Estimate Invoice” has the meaning given to such term in Section 2.6.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expiration Date” has the meaning given such term in Section 3.1
     “Extension Periods” has the meaning given such term in Section 3.1.
     “Final CPI” has the meaning given such term in Section 2.1(d)(i).
     “General Partner” has the meaning given such term in the preamble to this Agreement.
     “Governmental Authority” means:
     (a) any domestic or foreign government, whether national, federal, state provincial, territorial, municipal or local (whether administrative, legislative, executive or otherwise);
     (b) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;
     (c) any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and
     (d) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.
“Indemnified Party” has the meaning given such term in Section 5.2(b).
“Indemnifying Party” has the meaning given such term in Section 5.2(b).
     “OTA” has the meaning given such term in Section 2.1(a).
     “OTNA” has the meaning given such term in the preamble to this Agreement.
     “OTNA Indemnitees” has the meaning given such term in Section 5.1.
     “Partnership” has the meaning given such term in the preamble to this Agreement.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended from time to time.
     “Partnership Entities” means the Partnership and each other member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

     “Partnership Group” means the Partnership and its Subsidiaries other than Specialty Products.
     “Party” or “Parties” has the meaning given such term in the preamble to this Agreement.
     “Person” is to be construed broadly and includes an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.
     “Representatives” has the meaning given such term in Section 5.1.
     “Sales Taxes” has the meaning given such term in Section 6.1(b).
     “Services” has the meaning given such term in Section 2.1(a).
     “SG&A Expenses Limit” has the meaning given such term in Section 2.1(d).
     “Shortfall Amount” has the meaning given such term in Section 2.6.
     “SP Operator Expenses” has the meaning given such term in Section 2.1(d).
     “SP SG&A Expenses Limit” has the meaning given such term in Section 2.1(d).
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Terminated Service” has the meaning given such term in Section 3.2.
     “Third-Party Claim” has the meaning given such term in Section 5.2(a).
     “True Up Invoice” has the meaning given to such term in Section 2.6.

     “Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
ARTICLE 2
SERVICES
     2.1 Provision, Allocation and Reimbursement for Services.
     (a) OTNA agrees to provide the Partnership Entities and Specialty Products with certain selling, general, administrative and operating services necessary to run the business of the Partnership Group (the “Business”) and the business of Specialty Products (the “SP Business”), which services may include, without limitation, those services set forth in Schedule A and Schedule B (collectively, the “Services”). The Services shall be substantially similar in nature and quality to the services of each such type previously provided by Oiltanking Holding Americas, Inc., a Delaware corporation (“OTA”), in connection with its management and operation of the Business and the SP Business prior to OTA’s acquisition by the Partnership.
     (b) OTNA shall provide the Services to the Partnership Entities and Specialty Products in a manner that is in the good faith judgment of OTNA commercially reasonable; provided, that for so long as OTNA exercises at least the same degree of care, skill and prudence in providing the Services as customarily exercised by it in providing Services to OTA and its Affiliates (other than the Partnership Group and Specialty Products), then OTNA will be deemed to have provided such Services in a commercially reasonable manner. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, OTNA MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES. IN NO EVENT SHALL OTNA OR ANY OF ITS AFFILIATES BE LIABLE TO ANY MEMBER OF THE PARTNERSHIP GROUP OR TO SPECIALTY PRODUCTS OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF THE SERVICES, REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH SERVICES, ITS AFFILIATES, OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT.
     (c) Subject to the provisions of Section 2.1(d) below, the Partnership Entities and Specialty Products hereby agree to reimburse OTNA for all cash expenses and expenditures that OTNA incurs or payments OTNA makes on behalf of the Partnership Entities and Specialty Products for the Services;

provided that the Partnership Entities and Specialty Products shall reimburse OTNA for any direct costs actually incurred by OTNA in providing the Services and further provided that the Partnership Entities and Specialty Products shall not be required to pay or reimburse OTNA for any services that OTNA otherwise provides to support its own assets or the assets of Affiliates other than the Partnership Group or Specialty Products.
     (d) Subject to the provisions of this Section 2.1(d), the amount for which OTNA shall be entitled to reimbursement from the Partnership Group and from Specialty Products pursuant to Section 2.1(c) for the Services listed in Schedule A (except as set specifically set forth in Schedule A) shall not exceed $17 million per year (the “SG&A Expenses Limit”), of which Specialty Products shall not be liable for more than $365,000 per year (the “SP SG&A Expenses Limit”). Also subject to the provisions of this Section 2.1(d), the amount for which OTNA shall be entitled to reimbursement from Specialty Products pursuant to Section 2.1(c) for OTNA-sourced operator services only (i.e., not including third party operators), as listed in Schedule B, shall be estimated at $285,000 per year (the “SP Operator Expenses,” which is not an absolute limit). The SG&A Expenses Limit, the SP SG&A Expenses Limit and the SP Operator Expenses (each an “Expenses Amount” and collectively, the “Expenses Amounts”) shall each be subject to adjustment as follows:
     (i) On each anniversary date of this Agreement, each Expenses Amount shall be increased by the percentage increase, if any, in the Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted (the “CPI”). The base index (“Base CPI ”) shall be the published CPI as of the month of Effective Date, which shall be compared with the first or subsequent anniversary date indices (each, a “Final CPI”). The percentage change will be calculated to the third decimal place and applied to such Expenses Amount to determine the adjustments to the Expenses Amounts in accordance with the following formulas:
     Final CPI — Base CPI x Expenses Amount = Adjustment Amount
                Base CPI
     If the products of the foregoing formula are negative, there shall be no adjustment to the Expenses Amounts. In the event that the CPI is no longer kept or published, OTNA shall establish an alternative method of adjusting the Expenses Amounts based on a then currently published inflation index.
     (ii) If after the Closing Date, the Partnership Group or Specialty Products completes any acquisition of assets or businesses or the business of the Partnership Group or Specialty Products otherwise expands, then the Expenses Amounts shall be appropriately increased, as applicable, in order to account for adjustments in the nature and extent of the Services provided by OTNA to the Partnership Entities and Specialty Products, with any such increases in the Expenses Amounts to be subject to the prior approval of the Conflicts Committee. Any issues that the Parties are not able to resolve pursuant to the foregoing sentence shall be resolved in accordance with Section 6.12.
     (iii) Beginning on the third anniversary of the term of this Agreement, the Parties will meet at least annually on or about October 31 to review the scope of the Services, the standards of performance, performance metrics and activity levels and, if applicable, any adjustments to the Expenses Amounts. The Parties will use their good-faith efforts to resolve any issues concerning Service standards, performance metrics or changes in the Expenses Amounts, with any increase or decrease (including as a result of termination of a specific service by the Partnership Group as a result of Section 3.2 hereto) in the Expenses Amounts to be subject to the prior approval of the Conflicts Committee. Any issues that the Parties are not able to resolve pursuant to the foregoing sentence shall be resolved in accordance with Section 6.12.
The SG&A Expenses Limit and the SP SG&A Expenses Limit shall not apply to reimbursement for expenses for the Services listed in Schedule B, publicly traded partnership expenses of the Partnership Group as provided in Section 2.2 or for insurance reimbursements as provided in Section 2.3.
     2.2 Reimbursement for Publicly Traded Partnership Expenses. The Partnership Entities hereby agree to reimburse OTNA for all expenses and expenditures that OTNA incurs or payments that it makes as a result of the Partnership becoming a publicly traded partnership, including (but not limited to) expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the New York Stock Exchange; independent auditor fees; legal fees; investor relation expenses; and registrar and transfer agent fees. The obligation of the Partnership Entities to reimburse OTNA pursuant to this Section 2.2 shall not be subject to any monetary limitation, including the SG&A Expenses Limit set forth in Section 2.1.
     2.3 Reimbursement for Insurance. The Partnership Entities hereby agree to reimburse OTNA for all expenses that OTNA incurs or payments that it makes on behalf of the Partnership Entities for insurance coverage with respect to the Business. The obligation of the Partnership Entities to reimburse OTNA pursuant to this Section 2.3 shall not be subject to any monetary limitation, including the SG&A Expenses Limit set forth in Section 2.1.
     2.4 Access. The Partnership Group and Specialty Products shall (a) make available on a timely basis to OTNA all information and materials reasonably requested by OTNA to enable OTNA to provide the Services to the Partnership Entities and Specialty Products; and (b) provide to OTNA reasonable access to the Business to the extent necessary for OTNA to provide the Services to the Partnership Entities and Specialty Products.
     2.5 Cooperation. OTNA, the Partnership Group and Specialty Products shall cooperate with each other in all reasonable respects in matters relating to the provision and receipt of the Services. Such cooperation shall include (a) obtaining all consents, licenses or approvals and (b) making timely decisions and granting timely approvals and acceptances, in each necessary to permit each Party to perform its obligations hereunder.
     2.6 Payments. On or before the first business day of each month, OTNA shall send separate invoices to the General Partner and to Specialty Products for those amounts of money associated with all expenses or expenditures estimated by OTNA to be incurred or payments estimated by OTNA to be made by OTNA during the given month that are to be reimbursed by the Partnership Entities and Specialty Products, respectively, and pursuant to Sections 2.1, 2.2 and 2.3 hereof (each, an “Estimate Invoice”). Subject to Section 2.7, the Partnership Entities and Specialty Products shall pay or cause to be paid each Estimate Invoice within thirty (30) days after the date of the Estimate Invoice. Any Estimate Invoice that is not paid within such thirty (30) day period shall be subject to late charges, calculated based on a rate per annum equal to the ‘prime rate’ as set forth from time to time in The Wall Street Journal, Eastern Edition, ‘Money Rates’ column (or the maximum legal rate, whichever is lower), for each month or portion thereof that the statement is overdue. The Estimate Invoices shall be “trued up” within ten (10) days of the end of each quarter based on the actual amount of the expenses, expenditures or payments in respect of which estimates were made in the immediately preceding quarter, and OTNA will deliver to the Partnership Entities and Specialty Products revised invoices (each, a “True Up Invoice”) reflecting any adjustments to the Estimate Invoices. The Partnership Entities and Specialty Products shall each pay or cause to be paid any amount set forth in a True Up Invoice that is in OTNA’s favor (a “Shortfall Amount”) within ten (10) days after the date of the True Up Invoice. Any Shortfall Amount that is not paid within such ten-(10)-day period shall be subject to late charges, calculated based on a rate per annum equal to the ‘prime rate’ as set forth from time to time in The Wall Street Journal, Eastern Edition, ‘Money Rates’ column (or the maximum legal rate, whichever is lower), for each month or portion thereof that the statement is overdue. OTNA shall credit against the next Estimate Invoice any amount set forth in a True Up Invoice that is in the Partnership Entities’ or Specialty Products’ favor.
     2.7 Disputed Invoices. The Partnership Entities or Specialty Products may withhold payment on any portion of the invoiced amount that it disputes in good faith if it provides OTNA with written notice of such dispute (together with reasonable detail of the facts underlying such dispute) within ten (10) days following the date of such invoice. The Administrative Representatives shall meet and attempt in good faith to resolve the dispute. If within twenty (20) days the Administrative Representatives have been unable to resolve the dispute, and if the dispute relates to whether amounts were properly charged or Services actually performed, either Administrative Representative may submit the dispute to an independent third party auditing firm that is mutually agreeable to OTNA, on the one hand, and the Partnership Entities or Specialty Products, on the other hand. The Parties shall cooperate with such auditing firm and shall provide such auditing firm with access to such books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the Parties. Upon final determination that any amount in dispute under this Section 2.7 is owed to OTNA, the Partnership Entities or Specialty Products shall promptly pay to OTNA such amount, together with interest equal to the ‘prime rate’ of interest on the original due date as published by The Wall Street Journal, Eastern Edition, ‘Money Rates’ column (or the maximum legal rate, whichever is lower), accruing from the original due date of such amount to the date of actual payment. The auditing firm shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The expenses of the auditing firm shall be apportioned equally between OTNA and the Partnership Entities or Specialty Products.
     2.8 Audit. OTNA shall keep books of accounts and other records, in reasonable detail and in accordance with generally accepted accounting principles and industry standards, consistently applied, with respect to the provision of the Services and the fees charges, including time logs (or similar time allocation materials), receipts and other related back-up materials. Such books of account and other records shall be open for the Partnership Entities’ and Specialty Products’ inspection during normal business hours upon at least ten (10) days’ prior written notice for twelve (12) months following the end of the calendar year in which such Services were rendered. This inspection right will include the right of the Partnership Entities and Specialty Products to have their accountants or auditors review such books and records. If an audit reveals that the Partnership Entities or Specialty Products paid more than the applicable fees for any applicable audited period or Service, OTNA shall reimburse the Partnership Entities or Specialty Products for any amounts overpaid together with interest equal to the ‘prime rate’ of interest on the original due date as published by The Wall Street Journal, Eastern Edition, ‘Money Rates’ column (or the maximum legal rate, whichever is lower), accruing from the date paid by the Partnership Entities or Specialty Products to the date reimbursed by OTNA.
ARTICLE 3
TERM AND TERMINATION
     3.1 Term. The initial term of this Agreement will commence on the date hereof and, subject to the provisions of Sections 3.3, 3.4 and 3.5 hereof, shall continue until the tenth anniversary thereof. The term of this Agreement shall thereafter automatically renew for additional twelve-month periods (“Extension Periods”) (such date and each anniversary thereof marking the expiration of an Extension Period being hereinafter called the “Expiration Date”) unless and until any of the Partnership, Specialty Products or OTNA provides to the other parties written notice not later than one hundred eighty (180) days prior to the Expiration Date stating that the noticing Party does not agree to extend the term of this Agreement for an additional Extension Period.
     3.2 Termination for Convenience. Any specific Service or subcategory of a Service may be terminated by the Partnership Group or Specialty Products (each such specific Service or subcategory of a Service that has been terminated by the Partnership Group or Specialty Products, a “Terminated Service”) at its convenience upon thirty (30) days’ prior written notice to OTNA. At the request of the Partnership Group or Specialty Products, OTNA shall continue to perform a Terminated Service and shall be entitled to compensation for such Terminated Service in accordance with the terms of this Agreement beyond such thirty (30)

day period for the period of time not to exceed ninety (90) days. At the request of OTNA, the Partnership and Specialty Products will afford OTNA the period of time that is reasonably required for OTNA to demobilize the personnel and operations that have been utilized in respect of such Terminated Service and will reimburse OTNA for the costs and losses reasonably incurred by OTNA in connection with the demobilization or termination of use of systems, personnel, service contracts, machinery and equipment deployed by OTNA to provide any Services; provided, however, that the amount of such costs and losses shall be subject to the mutual agreement of the Partnership Group or Specialty Products, as applicable, and OTNA.
     3.3 Early Termination. In the event that any Party hereto (a) becomes insolvent, (b) commits an act of bankruptcy, (c) takes advantage of any law for the benefit of debtors or such Party’s creditors, or (d) suffers a receiver to be appointed for it or any of its property, the other party may, then or thereafter during the continuation of such event, upon giving thirty (30) days’ prior written notice, terminate this Agreement and exercise such other and further rights and remedies as it may have pursuant to law.
     3.4 Breach. In the event of a material breach by OTNA, the Partnership Entities or Specialty Products of any of their material obligations under this Agreement, including any failure by the Partnership Entities or Specialty Products to make payments to OTNA when due, that is not cured in all material respects within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement immediately by providing written notice of such termination, provided that the withholding of payment by the Partnership or Specialty Products in accordance with Section 2.7 shall not constitute a breach of this Agreement.
     3.5 Change of Control. This Agreement shall terminate upon a Change of Control of the General Partner or the Partnership, other than any Change of Control of the General Partner or the Partnership deemed to have occurred pursuant to clause (iv) of the definition of Change of Control solely as a result of a Change of Control of OTA. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and common units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by OTNA. The Partnership shall provide OTNA with notice of any Change of Control of the General Partner or the Partnership at least ninety (90) days prior to the effective date thereof.
     3.6 Amounts Due. In the event of a termination of this Agreement, OTNA shall be entitled to the immediate payment of, and the Partnership Entities and Specialty Products shall, within ten (10) days, pay to OTNA, all accrued amounts for Services, taxes and other amounts due under this Agreement as of the date of termination. Payments not made within ten (10) days of termination of this Agreement shall be subject to late charges as provided in Section 2.6.

     3.7 Effect of Termination. Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate; provided, however, that such termination shall not affect or excuse the performance of any Party (i) for any breach of this Agreement occurring prior to such termination or (ii) under any of the following provisions of this Agreement that survive the termination of this Agreement indefinitely: Section 2.6, Section 3.6, this Section 3.7 and Article 5 and Article 6 hereof.
ARTICLE 4
FORCE MAJEURE
     OTNA shall not be liable for any expense, loss or damage whatsoever arising out of any interruption of Services or delay or failure to perform under this Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, fires, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of OTNA. In any such event, OTNA’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. OTNA will promptly notify the Partnership Group and Specialty Products, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, OTNA will use commercially reasonable efforts to resume its performance with the least practicable delay.
ARTICLE 5
INDEMNIFICATION AND INSURANCE
     5.1 Release. Except as specifically set forth in this Agreement, the Partnership Group and Specialty Products hereby release OTNA and each of its employees, agents, members, managers, officers and directors (collectively, the “Representatives” and together with OTNA, the “OTNA Indemnitees”), from and against any and all claims, demands, complaints, liabilities, losses, damages, costs and expenses (collectively, “Damages”) arising from, relating to or in connection with the provision of any Service to, or the use of any Service by, the Partnership Entities, Specialty Products or any of their Affiliates or any other Person using such Service, except to the extent that such Damages were caused by acts or omissions of OTNA or its Representatives, which acts or omissions are finally determined by a court or arbitral tribunal of competent jurisdiction to be the result of the fraud, willful misconduct or gross negligence of such Person, in which case such OTNA Indemnitee shall not be entitled to the benefits of this Section 5.1 to the extent that such Damages were caused by such fraud, willful misconduct or gross negligence.
     5.2 Indemnity.
     (a) Except as specifically set forth in this Agreement, the Partnership Group and Specialty Products hereby agrees to indemnify, defend and hold harmless the OTNA Indemnitees from and against any and all Damages arising from, relating to or in connection with any demand, claim, proceeding or complaint by a third party (each, a “Third-Party Claim”) in respect of the provision of any to, or the use of any Services by, the Partnership Group or Specialty Products, except to the extent that such Damages were caused by acts or omissions of OTNA or the Representative, which acts or omissions are finally determined by a court or arbitral tribunal of competent jurisdiction to be the result of the fraud, willful misconduct or gross negligence of such Person, in which case, such OTNA Indemnitee shall not be entitled to the benefits of this Section 5.2(a) to the extent that such Damages were caused by such fraud, willful misconduct or gross negligence.
     (b) If a Third-Party Claim is made against any Person entitled to indemnification pursuant to Section 5.2(a) (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under Section 5.2(a), such Indemnified Party shall promptly notify in writing the party obligated to indemnify such Indemnified Party (the “Indemnifying Party”) of the nature of the claim. The failure by the Indemnified Party to give notice as provided above shall not relieve the Indemnifying Party of its obligations under this Article 5, except to the extent that the Indemnifying Party’s rights are actually prejudiced as a result of such failure to give notice. Upon receipt of notice of the assertion of a claim, the Indemnifying Party shall have the right to assume, reasonably and promptly, the defense of the claim at its own expense. The Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party does not reasonably promptly assume the defense, the Indemnified Party shall have the right to employ counsel and to control the defense against the claim, and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall not enter into any settlement of a claim that includes any term other than just a payment of money, nor any settlement of a claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a full release from all liability with respect to the claim, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The Indemnified Party, if it shall control the defense of the claim, shall not enter into any settlement of a claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). The Indemnified Party shall provide all reasonable cooperation and assistance, at the Indemnifying Party’s expense, in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested.

ARTICLE 6
MISCELLANEOUS
     6.1 Taxes.
     (a) The Partnership Group and Specialty Products shall each bear all of their respective taxes, duties and other similar charges (and any related interest and penalties), imposed as a result of the Partnership Entities’ and Specialty Products’ receipt of Services under this Agreement, including any tax which any Partnership Entity or Specialty Products is required to withhold or deduct from payments to any OTNA, except any net income tax imposed upon OTNA.
     (b) Notwithstanding Section 6.1(a), the Partnership Group and Specialty Products are each respectively liable for and will indemnify and hold harmless OTNA from all sales, use and similar taxes (plus any penalties, fines or interest thereon) (collectively, “Sales Taxes”) assessed, levied or imposed by any Governmental Authority on the provision of Services by OTNA to the Partnership Entities and Specialty Products. OTNA shall collect from the Partnership Entities and Specialty Products any Sales Tax that is due on the Services it provides to the Partnership Entities and Specialty Products and shall pay such Sales Tax so collected to the appropriate Governmental Authority.
     6.2 Assignment. This Agreement shall bind and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties hereto; provided, however, that OTNA may assign its rights and obligations under this Agreement to any Affiliate of OTNA. Any purported assignment or transfer in violation of this Section 6.2 shall be null and void and of no effect.
     6.3 No Third Party Beneficiaries. Except as provided in Article 5, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and their successors and permitted assigns, any legal or equitable rights hereunder, whether as third-party beneficiaries or otherwise.
     6.4 Amendments. Except as otherwise provided in this Agreement, including Section 6.15(b), no amendment to this Agreement shall be effective unless it is in writing and signed by each Party hereto.
     6.5 Waivers. No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. No provision of this Agreement may be waived except pursuant to a writing executed by the waiving Party.
     6.6 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 6.6):
OTNA:
Oiltanking North America, LLC
15631 Jacintoport Boulevard
Houston, Texas 77015
Attention: Jan P. Vogel
Partnership:
Oiltanking Partners, L.P.
15631 Jacintoport Boulevard
Houston, Texas 77015
Attention: Jan P. Vogel
General Partner:
OTLP GP, LLC
15631 Jacintoport Boulevard
Houston, Texas 77015
Attention: Jan P. Vogel
Specialty Products:
Oiltanking Beaumont Specialty Products, LLC
15631 Jacintoport Boulevard
Houston, Texas 77015
Attention: Jan P. Vogel
     6.7 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents and to take such other actions, as may be necessary to effect the purposes of this Agreement.
     6.8 Exhibits and Schedules; Interpretation. The headings contained in this Agreement or in any Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include” and “including” shall be deemed followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. No provision of this Agreement shall be interpreted or construed against any Party hereto solely because such Party or its legal representative drafted such provision.
     6.9 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     6.10 Entire Agreement. This Agreement, including the Schedules, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto.
     6.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     6.12 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one or more arbitrators designated in accordance with said Rules. All arbitrators must have not less than seven years experience in the energy industry. The Parties agree that the award of the arbitral tribunal (the “Arbitration Award”) shall be: (a) conclusive, final and binding upon the Parties; and (b) the sole and exclusive remedy between the Parties regarding any and all claims and counterclaims presented to the arbitral tribunal. All notices to be given in connection with the arbitration shall be as provided in Section 6.6 of this Agreement. The Arbitration Award shall include interest, at a rate determined as appropriate by the arbitrators, from the date of any breach or other violation of this Agreement to the date when the Arbitration Award is paid in full. The Arbitration Award shall also include the fixing of the expense of the arbitration and the assessment of the same, as is appropriate in the opinion of the arbitrators, against either or both parties hereto. Each party shall otherwise bear its cost for its respective legal fees, witnesses, depositions and other out-of-pocket expenses incurred in the course of the arbitration.
     6.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.
     6.14 Confidentiality; Title to Data.
     (a) Each of the Parties agrees that any confidential information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by the Parties, except that OTNA may, for the purpose of providing Services pursuant to this Agreement, disclose such information to any of its Subsidiaries or to third-party contractors; provided that any such third party shall have agreed to be bound by this Section 6.14; and any Party may disclose such information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by law, any Governmental Authority or legal process, including any tax audit or litigation or if requested by any Governmental Authority. The obligations under this Section 6.14 shall not apply to (i) information that becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the receiving Party or its Affiliates; (ii) information that becomes available to a party on a non-confidential basis from a source other than the other Party (provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other Party); (iii) information to the extent required by a court of competent jurisdiction or other Governmental Authority or otherwise as required by law, including disclosure obligations imposed under the United States federal securities laws; or (iv) information on a “need-to-know” basis under an obligation of confidentiality to its, its Affiliates, and its and its Affiliates’ consultants, legal counsel, employees, directors, officers, accountants, banks and other financing sources and their advisors.
     (b) The Partnership Group and Specialty Products each respectively acknowledge that the Partnership Group and Specialty Products will not acquire any right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor that are owned by OTNA, by reason of the provision of the Services provided hereunder.
     6.15 Administrative Representatives.
     (a) Each Party shall by notice to the other Party appoint one or more Representatives (“Administrative Representative(s)”) to facilitate day-to-day communications and performance under this Agreement. Each Party may treat an act of an Administrative Representative of any other Party as being authorized by such other Party to act for and bind such Party. Each Party may replace its Administrative Representative by giving written notice of the replacement to the other Parties.
     (b) No additional schedules, modifications to the existing Schedule or modifications or amendments to this Agreement shall be effective unless and until executed by the Administrative Representatives of each of OTNA and the Partnership.
     6.16 Dispute Resolution. If the Parties are unable to resolve any service or performance issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, the Administrative Representatives of the Parties in dispute shall meet promptly to review and resolve such issues and breaches in good faith (the date on which such Persons first so meet, the “Discussion Date”). If such Persons are unable to fully resolve any such issues and breaches in good faith promptly after the Discussion Date, any remaining disputes shall be resolved in accordance with Section 6.12.
     6.17 Overriding Obligations. Notwithstanding anything to the contrary, no term of this Agreement or the Schedules hereto shall have the effect of obliging either to breach any legal or regulatory obligation to which such Person may be subject, by virtue of either requiring such Person to act in a particular manner or refrain from doing so.
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     IN WITNESS WHEREOF, the parties have executed this Services Agreement as of the date first above written.

OILTANKING PARTNERS, L.P.		OILTANKING NORTH AMERICA, LLC

By: OTLP GP, LLC, its General Partner

By: Name:	/s/ Carlin G. Conner Carlin G. Conner	By: Name:	/s/ Carlin G. Conner Carlin G. Conner
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

OTLP GP, LLC		OILTANKING BEAUMONT SPECIALTY PRODUCTS, LLC

By:	/s/ Carlin G. Conner	By:	/s/ Carlin G. Conner

Name:	Carlin G. Conner	Name:	Carlin G. Conner
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer
Signature Page to Services Agreement

SCHEDULE A
Services Subject to the SG&A Expenses Limit
and the SP SG&A Expenses Limit
1)	executive,

2)	investor relations (provided that the SG&A Expenses Limit shall not apply to reimbursement of expenses for investor relations services),

3)	sales and marketing,

4)	corporate legal for support of existing assets of the Partnership Group and Specialty Products for support of existing assets of the Partnership Group and Specialty Products,

5)	accounting (provided that the SG&A Expenses Limit shall not apply to reimbursement of expenses for accounting services that are to be to be reimbursed pursuant to Section 2.2),

6)	treasury and cash management,

7)	creditor management and collections,

8)	internal audit,

9)	tax reporting and administration for support of existing assets of the Partnership Group and Specialty Products,

10)	insurance administration and claims processing,

11)	risk management,

12)	health, safety, security and environmental affairs for support of existing assets of the Partnership Group and Specialty Products,

13)	human resources management for support of existing assets of the Partnership Group and Specialty Products,

14)	payroll administration,

15)	internal training,

16)	engineering services for support of existing assets of the Partnership Group and Specialty Products,

17)	Enterprise Resource Planning for support of existing assets of the Partnership Group and Specialty Products, and

18)	information technology for support of existing assets of the Partnership Group and Specialty Products.

SCHEDULE B
Operations and Project Development Services
1)	operations,

2)	maintenance and repair,

3)	inventory management,

4)	facilities management,

5)	services of third party consultants and advisers, and

6)	services and business development for support of new or expansion projects.